Filed Pursuant to Rule 424(b)(2)
Registration No. 333-277791

Prospectus Supplement

(To Prospectus Dated March 8, 2024)

$1,250,000,000

MSCI Inc.

$1,250,000,000 5.250% Senior Notes due 2035

We are offering $1,250,000,000 aggregate principal amount of our 5.250% Senior Notes due 2035 (the “Notes”). We will pay interest on the Notes on March 1 and September 1 of each year, beginning on March 1, 2026. The Notes will mature on September 1, 2035.

We may redeem the Notes in whole or in part at any time or from time to time at the redemption prices described under “Description of Notes—Optional Redemption.” Upon a Change of Control Repurchase Event, we may be required to make an offer to repurchase all outstanding Notes as described under “Description of Notes—Change of Control Repurchase Event.”

The Notes will be our senior unsecured obligations. The Notes will rank equally in right of payment to all of our existing and future senior unsubordinated debt, including our 4.000% senior unsecured notes due 2029 (the “2029 Senior Notes”), our 3.625% senior unsecured notes due 2030 (the “2030 Senior Notes”), our 3.875% senior unsecured notes due 2031 (the “3.875% 2031 Senior Notes”), our 3.625% senior unsecured notes due 2031 (the “3.625% 2031 Senior Notes”) and our 3.250% senior unsecured due 2033 (the “2033 Senior Notes” and, collectively with the 2029 Senior Notes, the 2030 Senior Notes, the 3.875% 2031 Senior Notes and the 3.625% 2031 Senior Notes, the “Senior Notes”) and any obligations outstanding under the Revolving Credit Facility (as defined herein), and rank senior to all of our future subordinated debt. The Notes will be effectively junior to all of our future secured debt to the extent of the value of the collateral securing such secured debt and will be structurally subordinated to all of the existing and future indebtedness (including trade payables) of our subsidiaries (other than indebtedness and liabilities owed to us, if any).

Investing in the Notes involves risks. See the sections entitled “Risk Factors” beginning on page S-7 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Note	Total
Public offering price(1)	99.417%	$1,242,712,500
Underwriting discount	0.650%	$8,125,000
Proceeds (before expenses and commissions)(1)	98.767%	$1,234,587,500

(1)	Plus accrued interest, if any, from August 8, 2025, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about August 8, 2025, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Joint Book-Running Managers

J.P. Morgan		BofA Securities

Goldman Sachs & Co. LLC		Morgan Stanley

Citizens Capital Markets	RBC Capital Markets	TD Securities

Co-Managers

Credit Agricole CIB	Huntington Capital Markets	M&T Securities	Scotiabank

R. Seelaus & Co., LLC

August 5, 2025

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the Notes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus, as well as information previously filed with the Securities and Exchange Commission (“SEC”) and incorporated herein by reference, is current only as of the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus supplement and the accompanying prospectus to the “Company,” “MSCI,” “we,” “us,” and “our” refer to MSCI Inc. and its subsidiaries, except where the context otherwise requires.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information that we file electronically with the SEC at www.sec.gov. We also make available free of charge, on or through our website, these reports, proxy statements and other information as soon as reasonably practicable following the time they are electronically filed with or furnished to the SEC. To access these, click on the “SEC Filings” link under the “Financial Information” tab found on our Investor Relations homepage (http://ir.msci.com).

You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York, 10007, (212) 804-3900. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus supplement.

We are incorporating by reference information that we have filed with the SEC under the informational requirements of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in the documents incorporated by reference is considered to be part of this prospectus supplement. Specifically, we are incorporating by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 7, 2025;

•	Our Definitive Proxy Statement on Schedule 14A, filed on March 12, 2025 (those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed on April 22, 2025;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed on July 22, 2025; and

•	Current Reports on Form 8-K filed on January 30, 2025, January 31, 2025, February 25, 2025 and April 24, 2025.

Additionally, all documents and reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the consummation of this offering shall be deemed incorporated into this prospectus supplement.

Notwithstanding the foregoing, information under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, and any other information “furnished” to the SEC, is not incorporated by reference herein unless otherwise specifically indicated.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

We have included in this prospectus supplement and documents incorporated by reference in this prospectus supplement, and from time to time may make in our public filings, press releases or other public statements, certain statements that constitute forward-looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only MSCI’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements.

In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements. Such risks and uncertainties include those set forth under “Risk Factors” in this prospectus supplement and accompanying prospectus, and those risk factors incorporated by reference herein. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement reflects our current views with respect to future events, levels of activity, performance or achievements and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

The forward-looking statements in this prospectus supplement and documents incorporated by reference in this prospectus supplement speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law. Therefore, readers should carefully review the risk factors set forth in this prospectus supplement and accompanying prospectus, and those risk factors incorporated by reference herein, and in other reports or documents we file from time to time with the SEC.

SUMMARY

The Company

We are a leading provider of critical decision support tools and solutions for the global investment community. Our mission-critical offerings help investors navigate the complexities of a dynamic and evolving investment landscape. Leveraging our deep knowledge of the global investment process and our expertise in research, data and technology, we enable our clients to understand and analyze key drivers of risk and return and build portfolios more effectively. Our products and services include indexes; portfolio construction and risk management tools; sustainability and climate solutions; and private asset data and analytics. The Company has five operating segments: Index, Analytics, Sustainability and Climate, Real Assets and Private Capital Solutions which are presented as the following three reportable segments: Index, Analytics, and Sustainability and Climate. For reporting purposes, the Real Assets and Private Capital Solutions operating segments are combined and presented as All Other – Private Assets, as they did not meet the required thresholds for separate reportable segment disclosure.

Our growth strategy includes: (a) extending leadership in research-enhanced content across asset classes, (b) leading the enablement of sustainability and climate investment integration, (c) enhancing distribution and content-enabling technology, (d) expanding solutions that empower client customization, (e) strengthening client relationships and expanding our presence in key geographic areas and (f) executing strategic partnerships and acquisitions with complementary data, content and technology companies.

We serve approximately 7,000 clients in more than 95 countries.

Our principal executive offices are located at 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York, 10007, and our telephone number is (212) 804-3900.

Recent Developments

Revolving Credit Facility Amendment

The Company is currently seeking an amendment (such amendment, the “Revolving Credit Facility Amendment”) to its Second Amended and Restated Credit Agreement, dated as of January 26, 2024 among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Revolving Credit Facility”), to extend the maturity date thereunder to August 2030 and to increase the commitments thereunder. In connection with this extension and upsize transaction, which might be accomplished through a refinancing, the Company is also seeking additional amendments to its Revolving Credit Facility to provide for increased operational flexibility. The Company has not yet obtained lender approvals or commitments for the Revolving Credit Facility Amendment. There can be no assurances that the Company will obtain the Revolving Credit Facility Amendment on the terms described in this paragraph or at all.

THE OFFERING

Issuer	MSCI Inc.

Notes Offered	$1,250,000,000 aggregate principal amount of 5.250% Senior Notes due 2035.

Maturity	The Notes will mature on September 1, 2035.

Interest	The Notes will bear interest at 5.250% per year. Interest will be payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2026.

Ranking	The Notes will be our senior unsecured obligations. The Notes will rank equally in right of payment to all of our existing and future senior unsubordinated debt, including the Senior Notes and any obligations outstanding under the Revolving Credit Facility, and rank senior to all of our future subordinated debt. The Notes will be effectively junior to all of our future secured debt to the extent of the value of the collateral securing such secured debt and will be structurally subordinated to all of the existing and future indebtedness (including trade payables) of our subsidiaries (other than indebtedness and liabilities owed to us, if any).

As of June 30, 2025, we had $4,537.0 million aggregate principal amount of outstanding senior unsecured indebtedness and no secured indebtedness, not including the debt of our subsidiaries. As of June 30, 2025, our subsidiaries had no outstanding indebtedness (excluding intercompany obligations).

Additional Issues	We may create and issue additional notes with the same terms (except for the issue date, the offering price and, under certain circumstances, the first interest payment date) as the Notes so that such additional notes shall be consolidated and form a single series with the Notes; provided that if such notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, such additional notes shall have one or more separate CUSIP numbers or no CUSIP number.

Change of Control Repurchase Event	Upon a Change of Control Repurchase Event, we may be required to offer to repurchase the Notes at a price equal to 101% of the then outstanding principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of Notes—Change of Control Repurchase Event” in this prospectus supplement.

Optional Redemption	We may redeem the Notes in whole or in part at any time or from time to time at the redemption prices described under “Description of Notes—Optional Redemption” in this prospectus supplement.

Use of Proceeds (Conflicts of Interest)	We intend to use the net proceeds from this offering to repay outstanding borrowings under the Revolving Credit Facility and to pay related fees and expenses, with remaining amounts to be used for general corporate purposes, which may include, without limitation, potential repurchases of our common stock, investments and acquisitions. See “Use of Proceeds” and “Capitalization.”

Certain of the underwriters and/or their respective affiliates are agents and/or lenders under the Revolving Credit Facility and, as a result of the use of proceeds herefrom, may receive 5% or more of the net proceeds from this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

Covenants	We will issue the Notes under an indenture with Wilmington Trust, National Association, as trustee (the “Trustee”). The indenture includes certain covenants, including limitations on our ability to:

•	create liens on our assets;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with another entity.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of Notes—Certain Covenants” in this prospectus supplement and in the indenture.

Listing	We do not intend to list the Notes on any national securities exchange. The Notes will be new securities for which there is currently no public market.

Form and Denomination	The Notes will be represented by one or more global securities registered in the name of the nominee of DTC. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants including Clearstream Banking and Euroclear. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Governing Law	The indenture is, and the Notes will be, governed by the laws of the State of New York.

Trustee	Wilmington Trust, National Association.

Risk Factors	Investing in the Notes involves risks. See the section entitled “Risk Factors” in this prospectus supplement, as well as in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should consider carefully before deciding to invest in the Notes.

RISK FACTORS

Investing in the Notes involves risks. Before making a decision to invest in the Notes, you should carefully consider the risks described under “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the risks set forth below. See “Where You Can Find More Information” in the accompanying prospectus.

Our indebtedness may limit the amount of cash flow available to invest in the ongoing needs of our business, which could prevent us from generating the future cash flow needed to fulfill our obligations under the Notes.

As of June 30, 2025, after giving effect to this offering of the Notes and the use of proceeds therefrom, we would have had $5,450.0 million aggregate principal amount of total indebtedness (including $1,000.0 million aggregate principal amount of the 2029 Senior Notes, $900.0 million aggregate principal amount of the 2030 Senior Notes, $1,000.0 million aggregate principal amount of the 3.875% 2031 Senior Notes, $600.0 million aggregate principal amount of the 3.625% 2031 Senior Notes, $700.0 million aggregate principal amount of the 2033 Senior Notes and $1,250.0 million aggregate principal amount of the Notes offered hereby) and up to $1,250 million of available revolving commitments under our Revolving Credit Facility, which commitments may be increased pursuant to the Revolving Credit Facility Amendment.

Subject to the limits contained in our Revolving Credit Facility, the indentures governing our Senior Notes and the indenture to be entered into governing the Notes offered hereby, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our level of indebtedness could intensify. Specifically, a high level of indebtedness could have important consequences to the holders of the Notes due to the adverse ways in which it affects us, including the following:

•

requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, dividend payments, development activity, acquisitions and other general corporate purposes;

•	increases our vulnerability to adverse general economic or industry conditions;

•	limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

•	makes us more vulnerable to increases in interest rates, as borrowings under our Revolving Credit Facility are at variable rates;

•

limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all Notes tendered to us upon the occurrence of specified changes of control in our ownership; and

•	places us at a competitive disadvantage compared to our competitors that have less indebtedness.

Our Revolving Credit Facility also requires us to comply with certain financial covenants, including a consolidated interest coverage ratio and a consolidated leverage ratio. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with a required financial ratio would result in a default under our Revolving Credit Facility. In the event of any default under our Revolving Credit Facility, the lenders under our Revolving Credit Facility could elect to terminate borrowing commitments and declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable. In the event the lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

If we are unable to comply with the restrictions and covenants in our Revolving Credit Facility, the indentures governing our Senior Notes and the indenture to be entered into for the Notes offered hereby, there could be a default under the terms of these debt agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control including prevailing economic, financial and industry conditions. As a result, there can be no assurance that we will be able to comply with these restrictions and covenants or meet such financial ratios and tests, and any such default under our debt agreements could have a material adverse effect on our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions or other corporate opportunities.

In addition, upon the occurrence of specified changes of control in our ownership, the holders of our Senior Notes have the right to compel us to repurchase all or part of the Senior Notes in cash at a price equal to 101.0% of the aggregate principal amount to be repurchased plus accrued interest. Additionally, the holders of our Senior Notes may, in connection with certain events of default, accelerate the principal amount of the Senior Notes, together with accrued and unpaid interest, and declare the same to be due and payable after giving the required notice.

Our debt agreements also contain cross-default or cross-acceleration provisions, pursuant to which a default is deemed to have occurred under such agreement if a default or acceleration occurs under another debt agreement. For example, our Revolving Credit Facility and the indentures governing our Senior Notes contain cross-default provisions relating to nonpayment by us or any of our subsidiaries in connection with debt aggregating $100.0 million or more in the case of the indentures governing our Senior Notes and $150.0 million or more in the case of our Revolving Credit Facility subject to certain cure periods. If any of the above events should occur, we and our subsidiaries may not have sufficient assets to repay in full all of our outstanding indebtedness. Additionally, we may not be able to amend our debt agreements or obtain needed waivers on satisfactory terms.

We and our subsidiaries may be able to incur substantial additional indebtedness. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur additional indebtedness in the future in the ordinary course of business. Although our Revolving Credit Facility, the indentures governing our Senior Notes and the indenture to be entered into for the Notes offered hereby contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of June 30, 2025, after giving effect to this offering of the Notes and the use of proceeds therefrom, we would have had $5,450.0 million aggregate principal amount of total indebtedness (including $1,000.0 million aggregate principal amount of the 2029 Senior Notes, $900.0 million aggregate principal amount of the 2030 Senior Notes, $1,000.0 million aggregate principal amount of the 3.875% 2031 Senior Notes, $600.0 million aggregate principal amount of the 3.625% 2031 Senior Notes, $700.0 million aggregate principal amount of the 2033 Senior Notes and $1,250.0 million aggregate principal amount of the Notes offered hereby), all of which would have consisted of unsecured indebtedness, and up to $1,250 million of available revolving commitments under our Revolving Credit Facility. Our Revolving Credit Facility provides for an uncommitted incremental facility that allows us to increase aggregate commitments by an additional $500.0 million. The Revolving Credit Facility Amendment, if consummated, might further increase available revolving commitments under our Revolving Credit Facility. Similarly, the indentures governing our Senior Notes allow, and the indenture to be entered into for the Notes offered hereby will allow us to issue additional notes under certain circumstances.

In addition, to the extent other new debt is added to our and our subsidiaries’ current debt levels, the substantial leverage risks described above would increase.

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities, for which there is no existing market. We do not intend to apply for listing of the Notes on any securities exchange. We cannot assure you a trading market for the Notes will develop, or of the ability of holders of the Notes to sell their Notes or of the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell the Notes at any price or at their fair market value.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the Notes.

The market prices of the Notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes. In addition, rating agencies continually review the ratings they have assigned to companies and debt securities, including our company. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the Notes.

To service our indebtedness and meet our other ongoing liquidity needs, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. If we cannot generate the required cash, we may not be able to make the required payments under the Notes.

Our ability to make payments on our indebtedness, including the Notes, and to fund our planned capital expenditures and our other ongoing liquidity needs will depend on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness, including our indebtedness in respect of the Notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or provide adequate funds to allow us to pay our debts as they come due and fund our other liquidity needs.

Absent sufficient cash flow and the ability to refinance, we could also be forced to sell assets to make up for any shortfall in our payment obligations. However, the terms of our Revolving Credit Facility and the indentures governing our Senior Notes limit, and the indenture to be entered into for the Notes offered hereby will limit, our and our subsidiaries’ ability to sell assets and also restrict the use of proceeds from such a sale. Accordingly, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations on our indebtedness.

The Notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

A significant portion of our operations are conducted through our subsidiaries. None of our subsidiaries is a guarantor of the Notes. As a result, our right to receive assets upon the liquidation or recapitalization of any of our subsidiaries, and your consequent right to benefit from our receipt of those assets, will be subject to the claims of such subsidiary’s creditors. Accordingly, the Notes are effectively subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in or other liens on the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. As of June 30, 2025, our subsidiaries had no outstanding indebtedness (excluding intercompany obligations).

Since we conduct a significant portion of our operations through our subsidiaries, our cash flow and our ability to service our debt and other obligations, including the Notes, will depend on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash to pay amounts due on our obligations, including the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation to make payments on the Notes or to make funds available to us for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us are dependent upon results of operations of our subsidiaries, may be subject to contractual and other restrictions, may be subject to tax or other laws limiting our ability to repatriate funds from foreign subsidiaries and may be subject to other business considerations.

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

The Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to any secured debt we or our subsidiaries may incur to the extent of the value of the assets securing such debt. In addition, the limitation on liens and limitation on sale and lease-back transactions covenants with respect to principal property contain exceptions that will allow us to create, grant or incur liens or security interests in a number of circumstances. As of the date of this prospectus supplement, our only Principal Property (as defined in the indenture governing the Notes) is the lease of our principal corporate offices in New York, New York. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our secured debt and the secured debt of our subsidiaries may assert rights against the assets pledged to secure that debt in order to receive full payment of their debt before the assets may be used to pay other creditors, including the holders of the Notes. As of June 30, 2025, we had no secured indebtedness outstanding, not including the debt of our subsidiaries.

The Change of Control Repurchase Event provision in the Notes provides only limited protection against significant events that could negatively impact the value of your Notes.

As described under “Description of Notes—Change of Control Repurchase Event,” upon the occurrence of a Change of Control Repurchase Event (as defined in the “Description of Notes”), unless we have previously exercised our optional redemption right with respect to the Notes in whole, we will be required to offer to repurchase the Notes at a price equal to 101% of the then outstanding principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. However, the definition of the term “Change of Control Repurchase Event” is limited and does not cover a variety of transactions (such as certain acquisitions, recapitalizations or “going private” transactions) that could negatively impact the value of your Notes. For a Change of Control Repurchase Event to occur, there must be both a Change of Control and a ratings downgrade to below investment grade by each of the Rating Agencies. As such, if we enter into a significant corporate transaction that negatively impacts the value of your Notes, but which does not constitute a Change of Control Repurchase Event, you would not have any rights to require us to repurchase the Notes prior to their maturity or to otherwise seek any remedies.

Noteholders may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture that will govern the Notes includes a phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “substantially all” of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether we are required to make an offer to repurchase the Notes.

We may not be able to repurchase all of the Notes upon a Change of Control Repurchase Event, which may result in a default under the Notes and other indebtedness.

Unless we have previously exercised our optional redemption right with respect to the Notes in whole, we will be required to offer to repurchase the Notes upon the occurrence of a Change of Control Repurchase Event. However, we may not have sufficient funds to repurchase the Notes in cash if and when required to do so. In addition, our ability to repurchase the Notes for cash may be limited by law or the terms of any other indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to repurchase your Notes unless we are able to refinance or obtain consents from the holders of such indebtedness. The failure to make such repurchase would result in a default under the Notes and could cause a cross-default or acceleration under certain agreements governing our other indebtedness.

Optional redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity. We may redeem these Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable investment at an effective interest rate as high as that of the Notes.

USE OF PROCEEDS

We expect the net proceeds from this offering of the Notes to be approximately $1,231.3 million, after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering to repay outstanding borrowings under the Revolving Credit Facility and to pay related fees and expenses, with remaining amounts to be used for general corporate purposes, which may include, without limitation, potential repurchases of our common stock, investments and acquisitions.

The Revolving Credit Facility provides up to $1,250 million revolving commitments maturing on January 26, 2029. Revolving loans under the Revolving Credit Facility bear interest at a variable rate based on the secured overnight funding rate (“SOFR”) or the alternate base rate (“Base Rate”), plus, in each case, an applicable margin. At June 30, 2025, the interest rate on the revolving loans was 5.9% and, as of August 1, 2025, $632 million of revolving loans was outstanding under the Revolving Credit Facility.

Certain of the underwriters and/or their respective affiliates are agents and/or lenders under the Revolving Credit Facility and, as a result of the use of proceeds herefrom, may receive 5% or more of the net proceeds from this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025:

•	on an actual basis; and

•	as adjusted to give effect to this offering of the Notes and the application of the net proceeds therefrom.

You should read this table together with “Use of Proceeds,” as well as our audited consolidated financial statements and our unaudited condensed consolidated financial statements and related Notes thereto, all incorporated by reference in this prospectus supplement.

	As of June 30, 2025
	Actual	As Adjusted
	(in thousands)
Cash and Cash Equivalents(1)	$347,318	$1,241,639

Debt
4.000% senior unsecured notes due 2029	1,000,000	1,000,000
3.625% senior unsecured notes due 2030	900,000	900,000
3.875% senior unsecured notes due 2031	1,000,000	1,000,000
3.625% senior unsecured notes due 2031	600,000	600,000
3.250% senior unsecured notes due 2033	700,000	700,000
5.250% senior unsecured notes due 2035, offered hereby	—	1,250,000
Revolving Credit Facility(2)	337,000	—

Total debt	$4,537,000	$5,450,000
Total stockholders’ equity	$(886,208)	$(886,208)

Total capitalization	$3,650,792	$4,563,792

(1)

The as adjusted amount reflects the adjustment made for the net proceeds expected to be received from the Notes offered hereby, after deducting approximately $11.4 million of estimated fees and expenses, including the underwriters’ discount and other offering expenses.

(2)

Does not give effect to $295 million of incremental borrowings under the Revolving Credit Facility after June 30, 2025. We intend to use part of the net proceeds from this offering to repay outstanding borrowings under the Revolving Credit Facility. See “Use of Proceeds.”

DESCRIPTION OF NOTES

The following statements relating to the notes and the indenture (the “Base Indenture”) to be entered into between us and Wilmington Trust, National Association, as trustee, are summaries of certain provisions thereof and are subject to, and qualified in their entirety by reference to, the detailed provisions of the form of the notes, the Base Indenture (including provisions made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended) and the supplemental indenture establishing the final terms of the notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Certain provisions of the Indenture are summarized in the accompanying prospectus. We encourage you to read the summaries of the notes and the Indenture in both this prospectus supplement and the accompanying prospectus.

This description of our 5.250% Senior Notes due 2035 being offered hereby (the “notes”) supplements and, to the extent it is inconsistent, replaces, the description of the general provisions of the notes and the Indenture in the accompanying prospectus.

For purposes of this description, references to the “Company,” “MSCI,” “we,” “our” and “us” refer only to MSCI Inc. and not to its subsidiaries and references to the “notes” refer to the notes offered hereby.

General

We will issue the notes in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 thereafter. We do not intend to apply for the listing of the notes on a national securities exchange or for quotation of the notes on any automated dealer quotation system.

We may, without the consent of any holders of the notes, create and issue additional notes with the same terms (except for the issue date, the offering price and, under certain circumstances, the first interest payment date) as the notes. The additional notes will form a single series with the outstanding notes; provided that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers or no CUSIP number. No additional notes may be issued if an event of default has occurred and is continuing with respect to such notes.

A “business day” is any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions in the City of New York or in the place of payment are authorized or obligated by law or executive order to be closed.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our unsecured and unsubordinated obligations from time to time outstanding, including the Senior Notes and any obligations outstanding under the Revolving Credit Facility. The notes will rank senior to all of our future subordinated debt. The notes will be effectively subordinated in right of payment to any secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be structurally subordinated in right of payment to any indebtedness and other liabilities of our subsidiaries.

None of our subsidiaries will guarantee the notes. Accordingly, claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. As of June 30, 2025, we had $4,537.0 million aggregate principal amount of outstanding senior unsecured indebtedness, not including the debt of our subsidiaries. As of June 30, 2025, our subsidiaries had no outstanding indebtedness (excluding intercompany obligations).

After giving effect to this offering and the use of the net proceeds, we would have had $5,450.0 million of consolidated indebtedness outstanding as of June 30, 2025.

Maturity and Interest

The notes will mature on September 1, 2035. The notes will bear interest at 5.250% per annum. We will pay interest on the notes semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2026, to the persons in whose name the notes are registered at the close of business on the immediately preceding February 15 or August 15 (whether or not such record date is a business day). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If an interest payment date or maturity date for the notes falls on a day that is not a business day, we will make the payment on the next business day and no additional interest shall accrue as a result of the delay in payment.

Optional Redemption

Prior to the Par Call Date, we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed; and

(2)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30- day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued and unpaid thereon to the redemption date, plus, in each case, accrued and unpaid interest, if any, thereon to, but not including, the date of redemption.

In addition, on or after the Par Call Date, we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the redemption date.

“Par Call Date” means June 1, 2035 (three months prior to the maturity date of the notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall have no duty or obligation to calculate or verify the redemption price.

Notice of any redemption will be mailed (or, in the case of notes held in book-entry form, be transmitted electronically in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed (with a copy to the trustee), except that redemption notices may be delivered more than 60 days prior to a redemption if the notice is issued in connection with a legal or covenant defeasance of the notes or a satisfaction and discharge of the Indenture as described below under “—Discharge, Defeasance and Covenant Defeasance”.

In the case of a partial redemption, selection of the notes for redemption will be made by lot. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including the completion of an offering of capital stock of the Company or other corporate transaction. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Subject to DTC’s applicable procedures, the Company shall provide written notice to the trustee not later than 9:00 a.m. New York City time on the redemption date if such notice has been delayed or rescinded, and upon receipt the trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given, in the name and at the expense of the Company.

Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have previously exercised our right to redeem the notes in whole as described above, we will be required to make an offer to each holder of notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of such repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will send a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”). The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) properly tendered pursuant to our offer;

•	deposit with the paying agent, no later than 11:00 a.m., New York City time, an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee for cancellation the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly mail (or, in the case of notes held in book-entry form, transmit electronically) to each holder of notes properly tendered the repurchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unrepurchased portion of any notes surrendered; provided, that each new note will be in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us as set forth in the Indenture and the third party repurchases all notes properly tendered and not withdrawn under its offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us as set forth in the Indenture. In addition, we will not be required to, and we will not, make an offer to repurchase any notes upon a Change of Control Repurchase Event if there has occurred and is continuing on the Change of Control Payment Date an event of default with respect to the notes.

If holders of not less than 90% in aggregate principal amount of the notes then outstanding validly tender and do not withdraw such notes in an offer to repurchase the notes upon a Change of Control Repurchase Event and we, or any third party making such an offer in lieu of us as described above, purchase all of such notes properly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided, that such notice is given not more than 60 days following such repurchase pursuant to the offer to repurchase the notes upon a Change of Control Repurchase

Event described above) to redeem all notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the Second Change of Control Payment Date.

Set forth below are certain definitions related to the Change of Control Repurchase Event:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by at least two of the three Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ours and our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares or voting power of our voting stock; (3) the adoption of a plan by our board of directors relating to our liquidation or dissolution; or (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the outstanding voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or parent entity thereof immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) we become a wholly owned subsidiary of another person and (b) immediately following that transaction, a majority of voting stock of such person is held by the direct or indirect holders of our voting stock immediately prior to such transaction and in substantially the same proportions as immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P and Fitch and Baa3 (or the equivalent) by Moody’s.

“Moody’s” means Moody’s Ratings, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of S&P, Moody’s and Fitch; and (2) if any of S&P, Moody’s or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

Certain Covenants

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our consolidated properties and assets to, any person, and we shall not permit any other person to consolidate with or merge into us, unless:

•

we will be the continuing corporation or the successor corporation or the person formed by such consolidation or into which we are merged or to which all or substantially all of our consolidated properties and assets are transferred or leased is a person organized or formed under the laws of the United States, any state of the United States or the District of Columbia and, if such entity is not a corporation, a co-obligor of the debt securities is a corporation organized or existing under any such laws, and such successor corporation or person, including such co-obligor, if any, expressly assumes by supplemental indenture our obligations under the notes and the Indenture;

•

immediately after giving effect to such transaction, no Event of Default or event, which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officer’s certificate and opinion of counsel that such consolidation, merger, transfer or lease complies with the Indenture.

Upon any such consolidation, merger, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the Indenture, and we shall be discharged from our obligations under the notes and the Indenture, except in the case of any such lease.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our consolidated properties and assets.

Limitation on Liens

We will not, and will not permit any of our domestic wholly owned subsidiaries to, create or assume any mortgage, pledge, security interest, lien, charge or encumbrance of any kind (each, a “Lien”) on (a) any Principal Property or (b) any capital stock or Indebtedness of any of our domestic wholly owned subsidiaries (together, “Property”), whether now owned or hereafter acquired, in order to secure any Indebtedness, without effectively providing that the notes shall be secured by a Lien ranking equal to and ratably with (or, at our option, senior to) such secured Indebtedness until such time as such Indebtedness is no longer secured by such Lien, except:

(1)

Liens existing on the date of the initial issuance of the notes (other than any additional notes) or that we or any of our domestic wholly owned subsidiaries have agreed to pursuant to the terms of agreements existing on the date of the initial issuance of the notes (other than any additional notes);

(2)	Liens created or incurred after the date of the initial issuance of the notes (other than any additional notes) created in favor of the holders of the notes;

(3)	Liens in favor of us or one of our subsidiaries;

(4)

(a) Liens given to secure (or to secure Indebtedness incurred or guaranteed by us or any of our domestic wholly owned subsidiaries for the purpose of financing) the payment of all or any portion of the purchase price for the acquisition (including acquisition through merger or consolidation or the acquisition of a Person directly or indirectly owning such property) of any Property, including capital lease or purchase money transactions in connection with any such acquisition, or all or any portion of the cost of refurbishment, improvement, expansion, renovation, development or construction of any Property; provided that with respect to this clause (a), the Liens shall be given prior to, at the time of or within 24 months after such acquisition, or completion of such refurbishment, improvement, expansion, renovation, development or construction, or the full operation of such Property, whichever is latest, and shall attach solely to such Property (including any refurbishments, improvements, expansions, renovations, development or construction thereof or then or thereafter placed thereon) and any proceeds thereof; and (b) Liens existing on all or any portion of any Property at the time of acquisition thereof (including acquisition through merger or consolidation or the acquisition of a Person then directly or indirectly owning such property) whether or not such existing Liens were given to secure (or to secure Indebtedness incurred or guaranteed by us or any of our domestic wholly owned subsidiaries for the purpose of financing) the payment of the purchase price of such Property;

(5)

Liens on any Property in favor of the United States of America or any state thereof, or in favor of any other country, or any political subdivision, department, agency or instrumentality thereof to secure progress or other payments pursuant to any contract or statute or to secure Indebtedness incurred or guaranteed for the purpose of financing all or any portion of the cost of acquiring, refurbishing, improving, expanding, renovating, developing or constructing such Property, including Liens incurred in connection with pollution control, industrial revenue or similar financing;

(6)

certain statutory or legislative Liens or other similar Liens (including pledges, deposits, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law) arising in the ordinary course of our or any of our domestic wholly owned subsidiaries’ business, or certain Liens arising out of government contracts;

(7)

Liens in connection with legal proceedings, including certain Liens arising out of judgments or awards, in each case so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(8)

Liens for certain taxes or assessments, landlord’s Liens and Liens and charges, in each case (a) not yet due or payable or subject to penalties for non-payment or which we are contesting in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP and (b) incidental to the conduct of the business or the ownership of our assets or those of a domestic wholly owned subsidiary;

(9)	Liens incurred in connection with an acquisition of assets or a project financed on a non-recourse basis;

(10)

deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(11)

easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of our business;

(12)	Liens securing securitized indebtedness and receivables factoring, discounting, facilities or securitizations; and

(13)

any extensions, renewals or replacements of any Lien referred to in clauses (1) through (12) without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any such Liens are limited to all or part of substantially the same Property which secured the Liens extended, renewed or replaced.

Notwithstanding the foregoing, we or any of our domestic wholly owned subsidiaries may, without equally and ratably securing the notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and to the retirement of any Indebtedness that is being retired substantially concurrently, Aggregate Debt does not exceed the greater of (1) 10.0% of our Consolidated Total Assets as of the date of the creation or incurrence of the Lien and (2) $540.0 million.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our domestic wholly owned subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1)

such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes) or any extension, renewal, refinancing, replacement, amendment or modification of such transaction so long as the affected Principal Property is substantially the same as or similar in nature to the Principal Property subject to the sale and leaseback transaction extended, renewed, refinanced, replaced, amended or modified;

(2)	such transaction was for the sale and leasing back to us or any of our wholly owned subsidiaries of any Principal Property by one of our wholly owned subsidiaries;

(3)	such transaction involves a lease for not more than three years (or which may be terminated by us or our subsidiary within a period of not more than three years);

(4)

we would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the first paragraph of the “—Limitation on Liens” covenant described above; or

(5)

we or any of our domestic wholly owned subsidiaries applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other property or assets used or useful in our business (including the purchase or development of other Principal Property) or to the retirement of Indebtedness that is pari passu with the notes (including the notes) or Indebtedness of one or more of our Subsidiaries within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu Indebtedness or Indebtedness of our subsidiary, we may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our domestic wholly owned subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto Aggregate Debt does not exceed the greater of (1) 10.0% of our Consolidated Total Assets on a consolidated basis calculated as of the relevant date of determination and (2) $540.0 million.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the Indenture as set forth below.

We may discharge our obligations to holders of notes that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or to be called for redemption within one year). We may effect a discharge, among other things, by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay (without consideration of any reinvestment of interest) when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the notes.

We may also discharge any and all of our obligations to holders of the notes at any time (“legal defeasance”). We also may be released from the obligations imposed by the covenants of the notes and provisions of the Indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm expressed in a written certification thereof delivered to the trustee, sufficient to pay (without consideration of any reinvestment of interest) when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding notes; and

•

we deliver to the trustee an opinion of counsel in writing signed by legal counsel who is reasonably acceptable to the trustee and who may be an employee of or counsel to us to the effect that the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance, as applicable, and that legal defeasance or covenant defeasance, as applicable, will not otherwise alter the beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the notes, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the Indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any notes, to replace any temporary, mutilated, destroyed, lost or stolen notes or to maintain an office or agency in respect of any notes.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Satisfaction and Modifications of the Indenture

The Indenture will provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued pursuant thereto to:

•	secure any debt securities;

•	evidence the assumption by another person of our obligations, as permitted by the Indenture;

•	add covenants for the protection of holders of the debt securities of all or any series or to surrender any right or power conferred upon us;

•	add any additional events of default for the benefit of holders of the debt securities of all or any series;

•	add one or more guarantees for the benefit of holders of the debt securities;

•	provide for the issuance of additional debt securities of any series pursuant to the Indenture;

•	comply with the rules of any applicable securities depository;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (a)(1) outstanding;

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supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the Indenture; provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities in any material respect, as determined by us and evidenced by delivery of an officer’s certificate to the trustee;

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded;

•	add to, change or eliminate any of the provisions of the Indenture as shall be necessary in accordance with any amendments to the Trust Indenture Act;

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cure or correct any ambiguity, defect, omission or inconsistency in the Indenture; provided that such action does not adversely affect the interests of the holders of debt securities of any series in any material respect, as determined by us and evidenced by delivery of an officer’s certificate to the trustee;

•	establish the forms or terms of debt securities of any series;

•	evidence and provide for the acceptance of appointment by a successor or separate trustee; and

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add to, change or eliminate any other provision of the Indenture; provided that such addition, change or elimination does not adversely affect the interests of the holders of debt securities of any series in any material respect as determined by us and evidenced by delivery of an officer’s certificate to the trustee.

The Indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series then outstanding and affected thereby (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the Indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount of, or premium, if any, on any debt security;

•	reduce the rate or extend the time of payment of interest on any debt security;

•	reduce any amount payable on redemption or required repurchase of any debt security;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable on any debt security;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the Indenture.

Concerning the Trustee

The Indenture will provide that there may be more than one trustee under the Indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee under the Indenture. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee.

The Indenture will contain limitations on the right of the trustee, should it become a creditor of us, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of all series of debt securities then outstanding, voting together as a single class, or, in the case of an Event of Default regarding payment of principal, any premium or interest, the holders of a majority in aggregate principal amount of each affected series of debt securities then outstanding voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the Indenture, would not be unduly prejudicial to the rights of another holder of the debt securities (provided, however, that the trustee shall not have an affirmative obligation to make a determination as to whether any such direction is unduly prejudicial to the rights of any other holder), and would not involve any trustee in personal liability. The Indenture will provide that in case an Event of Default shall occur and a responsible officer of the trustee has received written notice thereof and such Event of Default has not been cured, the trustee must use the same degree of care as a prudent person would use under the circumstances in the conduct of their own affairs in the exercise of the trustee’s power. The trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and/or indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The Indenture will provide that no incorporator and no past, present or future stockholder, officer or director of us or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the Indenture.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain definitions related to the covenants and terms of notes discussed in this description:

“Aggregate Debt” means the sum of the following, as of the date of determination: (1) the aggregate principal amount of our and our domestic wholly owned subsidiaries’ Indebtedness incurred after the date of initial issuance of the notes offered hereby and secured by Liens not permitted by the first paragraph under “—Limitation on Liens” above and (2) our and our domestic wholly owned subsidiaries’ Attributable Debt in respect of sale and leaseback transactions entered into after the date of initial issuance of the notes offered hereby pursuant to the second paragraph of “—Limitation on Sale and Leaseback Transactions” above.

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of such Principal Property as determined in good faith by our board of directors, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its consolidated subsidiaries, as set forth on our most recent consolidated balance sheet.

“GAAP” means accounting principles generally accepted in the United States of America, which are in effect as of the date of application thereof.

“Indebtedness” of any specified Person means, without duplication, indebtedness of such Person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments). For the avoidance of doubt, (1) obligations in respect of hedging transactions and cash management obligations, (2) accrued payables and trade credit and (3) obligations in respect of taxes shall not be Indebtedness.

“Issue Date” means August 8, 2025, the first date of issuance of notes under the Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint- stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means (1) the lease of our principal corporate offices located in New York, New York owned by us as of the Issue Date, or any replacement thereof, and (2) any single parcel of real property or any permanent improvement thereon owned by us or any of our domestic wholly owned subsidiaries having a book value, as of the date of determination, in excess of 2% of Consolidated Total Assets. Principal Property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

Events of Default

The term “Event of Default,” means any of the following with respect to the notes:

•	failure to pay interest for 30 days after the date payment on the notes is due and payable;

•	failure to pay principal or premium, if any, on the notes when due, either at maturity, upon any redemption, by declaration or otherwise;

•

failure to perform any other covenant in the Indenture or the notes for 90 days after written notice that performance was required, which notice must be sent by either the trustee or holders of not less than twenty-five percent (25%) in aggregate principal amount of the outstanding notes; and

•	certain events of bankruptcy, insolvency or reorganization of us.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture.

If an Event of Default (other than an Event of Default relating to events of bankruptcy, insolvency or reorganization of us) involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than twenty-five percent (25%) in aggregate principal amount of the outstanding debt securities of each affected series may declare the entire principal amount of all the debt securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of all affected series (voting together as a single class) may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving such series, except in the case of an Event of Default regarding payment of principal, any premium or interest, in which case the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series shall vote to waive such Event of Default as a separate class.

If an Event of Default relating to events of bankruptcy, insolvency or reorganization of us occurs and is continuing, then the entire principal amount of all of the debt securities outstanding, and the interest accrued thereon, if any, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The Indenture will impose limitations on suits brought by holders of debt securities against us with respect to an Event of Default. Except as provided below, no holder of debt securities of any series may institute any action against us under the Indenture unless:

•	an Event of Default has occurred and is continuing and such holder has previously given to the trustee written notice of such continuing Event of Default;

•

the holders of not less than twenty-five percent (25%) in aggregate principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action in respect of such Event of Default;

•

the requesting holders have offered the trustee security and/or indemnity reasonably satisfactory to the trustee for losses, costs, expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our principal executive, principal financial or principal accounting officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indenture.

Concerning the Trustee

Wilmington Trust, National Association, will be the trustee under the Indenture with respect to the notes offered hereby.

Book-Entry System

The descriptions of operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC’s control and are subject to changes by DTC, from time to time. Neither we, the trustee nor any of the underwriters takes any responsibility for these operations and procedures and we urge you to contact DTC or its participants directly to discuss these matters. DTC has advised us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

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DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry transfers and pledges in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

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DTC is a 100% owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by its principal users, which include banks, broker-dealers, mutual funds and other financial institutions.

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Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants.

•	The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

DTC will act as securities depository for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). Upon issuance, all notes having the same original issue date, stated maturity and other terms will be represented by the same global security or securities. One fully registered global security will be issued for all such notes having the same original issue date, stated maturity and other terms and will be deposited with or on behalf of DTC. If, however, the aggregate principal amount of any notes with the same stated maturity and other terms exceeds $500,000,000, then one global security will be issued with respect to each $500,000,000 of principal amount, and an additional global security will be issued with respect to any remaining principal amount of such notes.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by a global security (“Beneficial Owner”) is in turn to be recorded on the records of direct participants and indirect participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a global security representing notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners.

To facilitate subsequent transfers, all global securities representing notes which are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the global securities representing the book-entry notes; DTC’s records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global security for all purposes under the Indenture. Except as provided below, Beneficial Owners of a global security or securities will not be entitled to have notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form (except under the limited circumstances described below) and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participants through which such person owns its interest, to exercise any rights of a holder under the Indenture.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect, from time to time.

If the global securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global securities with the same stated maturity and other terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such global securities to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities representing the notes. Under its usual procedures, DTC mails an Omnibus Proxy as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, premium, if any, and/or interest, if any, on the global securities representing the notes will be made to DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detailed information from us or the trustee for such notes on the payable date in accordance with the respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, on any of the global securities representing book-entry notes to DTC is the responsibility of us and the trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of direct participants and indirect participants.

A Beneficial Owner will give notice of any option to elect to have its notes repaid by us, through its participant, to the trustee, and will effect delivery of the applicable notes by causing the participant to transfer the participant’s interest in the global security or securities representing such notes, on DTC’s records, in accordance with the applicable procedures of DTC. The requirement for physical delivery of notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such notes are transferred by direct participants on DTC’s records.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. If DTC is no longer willing or able to discharge properly its responsibilities as depositary with respect to the notes, we will use commercially reasonable efforts to locate a qualified successor. However, definitive notes will be issued in exchange for beneficial interests in global notes, registered in the names of persons other than DTC or its nominee, only if (i) DTC’s book-entry only system ceases to exist,

(ii) we determine that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the notes and we are unable to locate a qualified successor, (iii) we, at our option, elect to issue definitive notes in lieu of the book-entry system through DTC with respect to all or a portion of the notes, (iv) required by law or (v) an Event of Default with respect to the notes has occurred and is continuing. In the event that definitive notes are to be issued as aforesaid, we will promptly execute, and the trustee or an authenticating agent, upon receipt of an order from us for the authentication and delivery of definitive notes, will authenticate and deliver definitive notes in an aggregate principal amount equal to the principal amount of the global securities in exchange for beneficial interests in such global securities in accordance with the instructions, if any, of DTC.

If we issue definitive notes in exchange for global securities as described in the preceding paragraph, such definitive notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof and each such definitive note will have the same stated maturity and other terms as the global security for which it is exchanged.

The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy thereof.

Clearstream Luxembourg and Euroclear Systems

You may elect to hold interests in the notes through either DTC or Clearstream Banking S.A. (“Clearstream Luxembourg”) or Euroclear Bank S.A./N.V. or its successor, as operator of the Euroclear System (“Euroclear”) if you are a participant in those systems, or indirectly, through organizations that are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests in notes on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ respective names on the books of DTC.

Clearstream Luxembourg has advised us that it was incorporated under the laws of Luxembourg. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream Luxembourg in many currencies, including United States dollars. Clearstream Luxembourg has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission de Surveillance du Secteur Financier (Commission for the Supervision of the Financial Sector). Clearstream Luxembourg Participants are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant.

Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary of Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in book-entry notes in DTC, and making or receiving payment through DTC in accordance with normal procedures. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in book-entry notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of interests in book-entry notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

The information in this section concerning DTC, Euroclear and Clearstream Luxembourg has been obtained from sources that we believe to be reliable but neither we nor any underwriter takes any responsibility for the accuracy thereof.

Payment of Interest and Principal

As long as DTC or its nominee is the registered owner of the global securities, DTC or its nominee will be considered the sole owner of the global securities for the purposes of receiving payments of interest and principal on such global securities. Payments of principal and any interest on notes in book-entry form represented by one or more global securities will be made by us in immediately available funds through the paying agent to DTC or its nominee, as the case may be, as the holder of the global security or global securities representing such notes in book-entry form.

We expect that DTC, upon receipt of any payment of principal or interest in respect of a global security, will credit, on the date principal or interest is payable, its participants’ accounts with payments in amounts proportionate to their respective interests in the principal amount of such global security as shown on the records of DTC. We also expect that payments of principal and interest by the participants to the owners of beneficial interests in such global security held through such participants in the depositary service of DTC will be governed by standing instructions and customary practices and will be the responsibility of such participants. Our responsibility and liability in respect of notes represented by a global security is limited to making payment of any principal and interest due on such global security to DTC. The rules governing DTC provide that it acts as the agent and depositary for its participants. As a result, such participants must look solely to DTC and beneficial owners of notes must look solely to participants for the payment of the principal and interest on the notes paid by or on behalf of us to DTC.

If definitive notes are issued under the limited circumstances described above, we will make payments of principal and the redemption price, if any, thereof upon presentation of the definitive notes at the office of a paying agent for the notes. At our option, payments of interest on definitive notes, if issued, due on any interest payment date (other than on the maturity date or any redemption date) may be made by check mailed to the addresses of the persons entitled thereto as such addresses shall appear in the register of notes or by wire transfer of immediately available funds to the accounts of the holders of such definitive notes if appropriate wire transfer instructions have been received in writing by the paying agent not less than 15 days prior to the applicable interest payment date. Notwithstanding the foregoing, we will make payments of interest on any interest payment date (other than on the maturity date or any redemption date) to each registered holder of $5,000,000 or more in aggregate principal amount of definitive notes by wire transfer of immediately available funds if the applicable registered holder has delivered appropriate wire transfer instructions in writing to the paying agent not less than 15 days prior to the applicable interest payment date. Any wire transfer instructions received by the paying agent shall remain in effect until revoked by the applicable registered holder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of owning and disposing of Notes that are purchased in this offering at the “issue price,” which is the first price at which a substantial amount of the Notes is sold to the public, and are held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, the application of Section 451 of the Code (as defined below) with respect to conforming the timing of income accruals to financial statements, as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	an insurance company;

•	a real estate investment trust;

•	a regulated investment company;

•	a dealer or trader in securities that uses a mark-to-market method of accounting;

•	holding Notes as part of a “straddle” or integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a tax-exempt entity; or

•	an entity classified as a partnership (or other pass-through entity) for U.S. federal income tax purposes.

If you are an entity classified as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities. Partnerships, and partners therein, should consult their tax adviser regarding the U.S. federal income tax consequences applicable to them of owning and disposing of Notes.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly on a retroactive basis. This summary does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if you are, for U.S. federal income tax purposes, a beneficial owner of a Note that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Certain Additional Payments

There are circumstances in which we might be required to make payments on a Note that would increase the yield of the Note, as described under “Description of Notes—Change of Control Repurchase Event.” We intend to take the position that the possibility that any such payments will be made does not cause the Notes to be treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is binding on you unless you disclose a contrary position in the manner required by the applicable Treasury regulations. However, our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the Notes (which is not expected to differ significantly from the actual yield on the Notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the Notes would be treated as interest income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Payments of Interest

Stated interest on a Note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a Note, you will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your adjusted tax basis in the Note. Your adjusted tax basis in a Note will generally equal the cost of your Note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as described under “Payments of Interest” above.

Gain or loss realized on the sale or other taxable disposition of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the Note has been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if you are, for U.S. federal income tax purposes, a beneficial owner of a Note that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a Note, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a Note.

Payments on the Notes

Subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Legislation,” payments of principal and interest on the Notes by the Company or any paying agent to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

•	you certify on a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, under penalties of perjury, that you are not a United States person; and

•	the interest is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and interest on the Notes is not exempt from withholding because it is effectively connected with your conduct of a trade or business in the United States as described below, payments of interest on the Notes will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable treaty.

Sale or Other Taxable Disposition of the Notes

Subject to the discussions below under “Backup Withholding and Information Reporting” and “FATCA Legislation,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of Notes, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below, although any amounts attributable to accrued interest will be treated as described above under “Payments on the Notes.”

Effectively Connected Income

If interest or gain on a Note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed on such interest or gain in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and taxable disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the Notes and proceeds received from a sale or other taxable disposition of the Notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your Notes unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption.

If you are a Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest on the Notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other taxable disposition of a Note. You may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other taxable disposition of the Notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the Notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies, which is typically evidenced by delivery of a properly executed IRS Form W-8BEN-E. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Although existing FATCA regulations would also impose withholding on payments of gross proceeds from the sale or other disposition (including a retirement or redemption) of the Notes, regulations proposed by the U.S. Treasury Department (the preamble to which indicates that taxpayers may rely on the proposed regulations pending their finalization) would eliminate the requirement under FATCA of withholding on gross proceeds (other than payments of interest) of the disposition of the Notes. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in the Notes.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the several underwriters named in the table below, for whom J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as representatives, have entered into an underwriting agreement with respect to the Notes. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$275,000,000
BofA Securities, Inc.	$275,000,000
Goldman Sachs & Co. LLC	$150,000,000
Morgan Stanley & Co. LLC	$150,000,000
Citizens JMP Securities, LLC	$81,250,000
RBC Capital Markets, LLC	$81,250,000
TD Securities (USA) LLC	$81,250,000
Credit Agricole Securities (USA) Inc.	$37,500,000
Huntington Securities, Inc.	$37,500,000
M&T Securities, Inc.	$37,500,000
Scotia Capital (USA) Inc.	$37,500,000
R. Seelaus & Co., LLC	$6,250,000
Total	$1,250,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to the approval of certain legal matters by their legal counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page of this prospectus supplement. In addition, the underwriters initially may offer the Notes to certain dealers at a price that represents a concession not in excess of 0.400% of the principal amount of the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering price and other selling terms.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

Paid By Us
Per note	0.650%
Total	$8,125,000

Expenses associated with this offering to be paid by us, other than the underwriting discounts, are estimated to be approximately $3.3 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market-making with respect to the Notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

In connection with this offering of the Notes, the underwriters may engage in overallotments, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriting. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes, as applicable. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing

S-36.1

transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time without notice.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market-making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us or our subsidiaries and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. If any of the underwriters or their respective affiliates have a lending relationship with us or our subsidiaries, certain of those underwriters or their respective affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

Conflicts of Interest

Certain of the underwriters or their respective affiliates are agents and/or lenders and fulfill other administrative roles under our Revolving Credit Facility and, as a result of the use of proceeds herefrom, may receive 5% or more of the net proceeds from this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121.

Extended Settlement

We expect that the delivery of the Notes will be made against payment therefor on or about August 8, 2025, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Selling Restrictions

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment hereto and thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

If applicable, pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”). Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or re-sale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations, and ministerial guidelines of Japan in effect at the relevant time.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been, and neither will be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B)(in the case of that trust) of the SFA; (2) where no consideration is or will be given for the transfer; (3) by operation of law; or (4) as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus do not constitute an offer to the public or a solicitation to purchase or invest in any Notes. No Notes have been offered or will be offered to the public in Switzerland, except that offers of Notes may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

(a)	to any person which is a professional client as defined under the FinSA; or

(b)	in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance,

provided that no such offer of Notes shall require us or any bank to publish a prospectus pursuant to Article 35 FinSA. The Notes have not been and will not be listed or admitted to trading on a trading venue in Switzerland. Neither this document nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

The validity of the Notes and certain matters pertaining to the Notes will be passed upon for MSCI by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Paul Hastings LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

MSCI INC.

Common Stock, Preferred Stock, Debt Securities, Warrants,

Purchase Contracts and Units

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more offerings.

Our common stock is listed on the New York Stock Exchange under the trading symbol “MSCI.”

We will provide the specific terms of the securities in supplements to this prospectus.

We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, before you make your investment decision.

Investing in these securities involves certain risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any quarterly or current reports incorporated by reference herein and in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2024

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “MSCI,” “the Company,” “we,” “us” and “our” refer to MSCI Inc. and its subsidiaries.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf’ registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

MSCI INC.

We are a leading provider of critical decision support tools and solutions for the global investment community. Our mission-critical offerings help investors address the challenges of a transforming investment landscape and power better investment decisions. Leveraging our knowledge of the global investment process and our expertise in research, data and technology, we enable our clients to understand and analyze key drivers of risk and return and confidently and efficiently build more effective portfolios.

Investors all over the world use our research-driven and technology-enabled tools and solutions to gain insights and improve transparency throughout their investment processes. Our tools and solutions help investors define their investment universe; inform and analyze their asset allocation and portfolio construction decisions; measure and manage portfolio performance and risk; implement sustainable, climate-focused and other investment strategies; conduct performance attribution; construct and manage exchange traded funds (“ETFs”) and other indexed financial products; and facilitate reporting to stakeholders.

Our products and services include indexes; portfolio construction and risk management tools; environmental, social and governance (“ESG”) and climate solutions; and private asset data and analysis. We are increasingly focused on open and flexible technology, and our content and capabilities can be accessed by our clients through multiple channels and platforms.

We aim to anticipate the needs of the investment industry with our client-centric focus and our deep understanding of our clients’ needs, challenges and goals. We are focused on product innovation and data collection to address the evolving needs of an increasingly complex industry. In order to most effectively serve our clients, we are committed to advancing an integrated approach to our offerings, achieving service excellence, enhancing our differentiated research and content, and delivering our solutions via flexible, cutting-edge technology.

Our clients comprise a wide spectrum of the global investment industry and include the following key client types:

•	Asset owners (including pension funds, endowments, foundations, central banks, sovereign wealth funds, family offices and insurance companies)

•	Asset managers (including managers of institutional funds and accounts, mutual funds, hedge funds, ETFs, insurance products, private banking products and real estate investment trusts)

•	Financial intermediaries (including banks, broker-dealers, exchanges, custodians, trust companies, fund administrators and investment consultants)

•	Wealth managers (including large wealth management organizations, robo-advisors and self-directed brokerages)

•	Real Estate Professionals (including real estate brokers, agents, developers, lenders and appraisers)

•	Corporates (including public and private companies and their advisors)

Our principal executive offices are located at 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 and our telephone number is (212) 804-3900. Our website address is www.msci.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

RISK FACTORS

Investing in these securities involves certain risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any quarterly or current reports incorporated by reference herein and in the relevant prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including share repurchases and dividends, working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that MSCI may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and any accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF MSCI CAPITAL STOCK

As of December 31, 2023, MSCI Inc. (“MSCI” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock. The following summary of the terms of the capital stock of MSCI is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and MSCI’s Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”). Copies of the MSCI Certificate of Incorporation and Bylaws are incorporated herein by reference and will be sent to you at no charge upon request. See “Where You Can Find More Information” below.

General

Our authorized capital stock consists of 850,000,000 shares of stock, of which: (i) 750,000,000 shares are designated as common stock, par value $0.01 per share and (ii) 100,000,000 shares are designated as preferred stock, par value $0.01 per share. As of February 2, 2024, there were 79,091,212 shares of common stock outstanding. A description of the material terms and provisions of our Certificate of Incorporation affecting the relative rights of the common stock and any preferred stock is set forth below.

Common Stock

Voting Rights

Except as provided by statute or resolution of our board of directors in connection with the issuance of preferred stock in accordance with our Certificate of Incorporation, holders of our common stock have the sole right and power to vote on all matters on which a vote of stockholders is to be taken. Generally, the holders of a majority of the voting power of all classes of voting stock, in person or by proxy, shall constitute a quorum at a meeting of stockholders. Except when amending or altering any provision of our Certificate of Incorporation or Bylaws so as to adversely affect the rights of one class or as otherwise required by Delaware law, matters to be voted on by stockholders must be approved by a majority of all votes cast on the matter by the holders of common stock at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock.

Dividends

On September 17, 2014, the board of directors approved a plan to initiate a quarterly cash dividend. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends declared from time to time by the board of directors out of funds legally available therefor.

Other Rights

In the event of any reorganization of MSCI or a merger or share exchange of MSCI with another corporation in which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of our common stock, regardless of class, will be entitled to receive with respect to each share held the same kind and amount of shares of stock and other securities and property, including cash.

In the event of liquidation, dissolution or winding up of MSCI, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock that we may issue in the future will be validly issued, fully paid and non-assessable.

Preemption Rights

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. There are no redemption provisions applicable to the common stock.

Preferred Stock

The board of directors has the authority to issue 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

i.	the designation of the series, which may be by distinguishing number, letter or title;

ii.	the number of shares of the series;

iii.	the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or non-cumulative;

iv.	dates at which dividends, if any, shall be payable;

v.	the redemption rights and price or prices, if any, for shares of the series;

vi.	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

vii.	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

viii.

whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

ix.	restrictions on the issuance of shares of the same series or of any other class or series;

x.	the voting rights, if any, of the holders of shares of the series; and

xi.	such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the board of directors determines.

No shares of preferred stock are currently issued or outstanding. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of MSCI without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The material terms of any preferred stock will be set forth in the applicable prospectus supplement.

Limits on Written Consents

Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock. These limits may have the effect of delaying, deterring or preventing a change in control of MSCI.

Special Meetings

Special meetings of the stockholders may be called only (i) at any time by the secretary at the direction of the board of directors pursuant to a resolution adopted by the board of directors or (ii) upon the written request delivered to the secretary in the manner provided in our Bylaws, signed and dated by one or more stockholders of record, or our beneficial owners, if any, who own, and, in each case, who have owned continuously for at least one year not less than 15% of the voting power of the outstanding shares of our capital stock entitled to vote on each of the matters proposed to be considered at such special meeting and who have complied with all respects of our Bylaws.

Election of Directors

Pursuant to the Bylaws, the number of directors is fixed exclusively by the board of directors and such number shall consist of not less than three directors. Each director stands for election at each annual meeting of stockholders and holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.

Each director shall be elected by the vote of the majority of all stockholder votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders of the Company, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast.

The Bylaws also provide that, in order for any incumbent director to become a nominee of the board of directors, the director must submit an irrevocable resignation as director that becomes effective if (i) he or she does not receive a majority of the votes cast in an uncontested election and (ii) the board of directors accepts the resignation. If a director does not receive a majority of the votes cast in an uncontested election, the Governance and Corporate Responsibility Committee will consider the director’s resignation and recommend to the board of directors whether to accept or reject the resignation, or whether other action should be taken. The board of directors will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified. If the board of directors accepts such a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board of directors may fill the resulting vacancy or may decrease the size of the board of directors. This power, along with the power to increase the size of the board of directors, may have the effect of delaying, deterring or preventing a change in control of MSCI.

Nominations of persons for election to the board of directors may be made at an annual meeting of stockholders only (i) pursuant to the Company’s notice of meeting delivered pursuant to our Bylaws, (ii) by or at the direction of the board of directors or (iii) by any stockholder of the Company who is entitled to vote at the meeting, who complied with the notice procedures and disclosure requirements set forth in the Bylaws and who was a stockholder of record on the date such notice is delivered to the corporate secretary of the Company and at the time of such annual meeting.

The Bylaws also contain a “proxy access” provision that permits a stockholder, or a group of up to 20 stockholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials director nominees constituting the greater of two (2) directors or twenty percent (20%) of the total number of directors on the board of directors, provided that such stockholder(s) and nominee(s) satisfy the requirements specified in the Bylaws.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MSCI.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Broadridge Financial Solutions, Inc.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities.

Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of capital stock or any combination of such securities.

FORMS OF SECURITIES

Each security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to capital stock, warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of MSCI, the trustees, the warrant agents, the unit agents or any other agent of MSCI, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to beneficial holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

MSCI and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by MSCI, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from MSCI at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with MSCI to indemnification by MSCI against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for MSCI and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on the New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports, proxy and information statements and other information that we file electronically with the SEC at www.sec.gov. We also make available free of charge, on or through our website, these reports, proxy statements and other information as soon as reasonably practicable following the time they are electronically filed with or furnished to the SEC. To access these, click on the “SEC Filings” link under the “Financial Information” tab found on our Investor Relations homepage (http://ir.msci.com).

These filings and other documents may be inspected at our Internet site at www.msci.com. You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, MSCI Inc., 250 Greenwich Street, 7 World Trade Center, 49th Floor, New York, NY 10007, (212) 804-5306. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus.

We are incorporating by reference information that we have filed with the SEC under the informational requirements of the Exchange Act. The information contained in the documents incorporated by reference is considered to be part of this prospectus. Specifically we are incorporating by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2023, which we filed with the SEC on February 9, 2024; and

•

Our Definitive Proxy Statement on Schedule 14A, which we filed with the SEC on March 15, 2023 (those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022).

Additionally, all documents and reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the consummation of this offering shall be deemed incorporated into this prospectus. Any statement contained in or incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that any subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Notwithstanding the foregoing, information under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, and any other information “furnished” to the SEC, is not incorporated by reference herein unless otherwise specifically indicated.

We also use our Investor Relations homepage and Corporate Responsibility homepage as channels of distribution of Company information. The information we post through these channels may be deemed material.

Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about us when you enroll your email address by visiting the “Email Alerts” section on our Investor Relations homepage at https://ir.msci.com/email-alerts. The contents of our website, including our Investor Relations homepage and Corporate Responsibility homepage, and our social media channels are not, however, a part of or incorporated by reference in this prospectus.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

We have included in this prospectus and documents incorporated by reference in this prospectus, and from time to time may make in our public filings, press releases or other public statements, certain statements that constitute forward-looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only MSCI’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements.

In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements. Such risks and uncertainties include those set forth under “Risk Factors” in this prospectus, and those risk factors incorporated by reference herein. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement reflects our current views with respect to future events, levels of activity, performance or achievements and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

The forward-looking statements in this prospectus and documents incorporated by reference in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law. Therefore, readers should carefully review the risk factors set forth in this prospectus, and those risk factors incorporated by reference herein, and in other reports or documents we file from time to time with the SEC.

VALIDITY OF THE SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of The Burgiss Group, LLC and Trove Research Ltd because they were acquired by the Company in purchase business combinations during 2023) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,250,000,000

MSCI Inc.

$1,250,000,000 5.250% Senior Notes due 2035

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

BofA Securities

Goldman Sachs & Co. LLC

Morgan Stanley

Citizens Capital Markets

RBC Capital Markets

TD Securities

Co-Managers

Credit Agricole CIB

Huntington Capital Markets

M&T Securities

Scotiabank

R. Seelaus & Co., LLC

August 5, 2025